Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To Shell Pipeline Company LP:

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, changes in net parent investment and cash flows present fairly, in all material respects, the financial position of Ho-Ho at December 31, 2013 and December 31, 2012, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Ho-Ho’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the combined financial statements, Ho-Ho has restated its 2013 combined financial statements to correct an error.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

June 16, 2014, except for the correction of an error to the 2013 combined financial statements as described in Note 1 to the combined financial statements as to which the date is November 21, 2014

HO-HO

COMBINED BALANCE SHEETS

	December 31,
	2013	2012
	(in millions of dollars)
	(As Restated)
ASSETS
Current assets
Accounts receivable from third parties, net	$4.8	$2.6
Accounts receivable from related parties	11.9	18.5
Allowance oil	10.0	5.2
Prepaid expenses and other current assets	2.0	1.5

Total current assets	28.7	27.8
Property, plant and equipment, net	223.5	107.4

Total assets	$252.2	$135.2

LIABILITIES
Current liabilities
Accounts payable	$8.4	$4.1
Accrued liabilities	29.3	12.5

Total current liabilities	37.7	16.6
Commitments and contingencies (Note 9)

NET PARENT INVESTMENT
Net parent investment	214.5	118.6

Total liabilities and net parent investment	$252.2	$135.2

The accompanying notes are an integral part of the combined financial statements.

HO-HO

COMBINED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2013	2012
	(in millions of dollars)
	(As Restated)
Revenue
Third parties	$45.6	$56.4
Related parties	48.8	56.6

Total revenue	94.4	113.0

Costs and expenses
Operations and maintenance—third parties	37.2	30.9
Operations and maintenance—related parties	15.0	13.3
Loss (gain) from disposition of fixed assets	(20.8)	1.2
General and administrative—third parties	1.1	0.4
General and administrative—related parties	11.1	10.0
Depreciation	6.9	5.8
Property and other taxes	4.6	4.4

Total costs and expenses	55.1	66.0

Net Income	$39.3	$47.0

The accompanying notes are an integral part of the combined financial statements.

HO-HO

COMBINED STATEMENTS OF CHANGES IN NET PARENT INVESTMENT

	Year Ended December 31,
	2013	2012
	(in millions of dollars)
	(As Restated)
Net parent investment
Balance, beginning of year	$118.6	$118.6
Net income	39.3	47.0
Net contributions from (distributions to) Parent	56.6	(47.0)

Balance, end of the period	$214.5	$118.6

The accompanying notes are an integral part of the combined financial statements.

HO-HO

COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2013	2012
	(in millions of dollars)
	(As Restated)
Cash flows from operating activities
Net income	$39.3	$47.0
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	6.9	5.8
Loss (gain) from disposition of fixed assets	(20.8)	1.2
Changes in operating assets and liabilities
Accounts receivable	(2.2)	1.8
Accounts receivable from related parties	6.6	(3.9)
Allowance oil	(4.8)	(1.9)
Prepaid expenses and other current assets	(0.5)	(0.4)
Accounts payable	0.7	0.2
Accrued liabilities	0.8	2.0

Net cash provided by operating activities	26.0	51.8
Cash flows from investing activities
Capital expenditures	(105.1)	(4.8)
Proceeds from dispositions of assets	22.5	—

Net cash used in investing activities	(82.6)	(4.8)
Cash flows from financing activities
Net contributions from (distributions to) Parent	56.6	(47.0)

Net cash provided by (used in) financing activities	56.6	(47.0)
Net (decrease) increase in cash	—	—
Cash at beginning of the period	—	—
Cash at end of the period	$—	$—

Supplemental Cash Flow Information
Non-cash investing transactions:
Change in accrued capital expenditures	$19.6	$10.8

The accompanying notes are an integral part of the combined financial statements.

HO-HO

NOTES TO COMBINED FINANCIAL STATEMENTS

1. Business and Basis of Presentation

Description of Business

Our business is a crude pipeline system from Houston, Texas to Houma, Louisiana, (“Ho-Ho”), owned by Shell Pipeline Company (“SPLC”), a subsidiary of Shell Oil Company. In anticipation of an initial public offering (“IPO”) of common units by Shell Midstream Partners LP (the “Partnership”), SPLC identified certain pipeline assets that would be contributed to the Partnership through certain formation transactions. References to “we,” “our,” “us,” “predecessor,” and similar expressions refer to Ho-Ho. The term “our Parent” refers to SPLC, any entity that wholly owns SPLC, including Shell Oil Company and Royal Dutch Shell (“RDS”), and any entity that is wholly-owned by the aforementioned entities, excluding Ho-Ho.

We are engaged in the transportation of crude oil by pipeline. As such, our common carrier tariffs are subject to regulation by the Federal Energy Regulatory Commission (“FERC”). We operate under a FERC-approved tariff, which establishes rates, cost recovery mechanisms, terms and conditions of service to our customers. The fees or rates established under our tariff are a function of our costs of providing service to our customers, including a reasonable return on our invested capital. Our revenues are primarily dependent upon the level of utilization of our pipeline system to transport crude oil. The title to the crude oil remains with the shipper during the transportation process and title does not transfer to us. Therefore, the shipper bears the commodity price risk related to the crude oil transported. We bear commodity price risk on our allowance oil. See discussion in Note 2 Summary of Significant Accounting Policies for further details on our allowance oil.

We completed the flow reversal of Ho-Ho in December 2013 which previously flowed from Houma, Louisiana to Houston, Texas. The project enables Ho-Ho to transport to Gulf Coast refining centers the growing light crude oil volumes arriving in the Houston market from the Eagle Ford shale, the Permian Basin and the Bakken shale. Our operations consist of one reportable segment.

Basis of Presentation

These combined financial statements were prepared in connection with the proposed IPO of the Partnership, and were derived from the financial statements and accounting records of our Parent. These statements reflect the combined historical results of operations, financial position and cash flows of the Predecessor as if such business had been a separate entity for all periods presented. All intercompany transactions and accounts between Ho-Ho and SPLC have been reflected as Net parent investment in the accompanying combined balance sheet. The assets and liabilities in the accompanying combined financial statements have been reflected on our Parent’s historical cost basis, as immediately prior to the proposed IPO, all of the assets and liabilities presented will be transferred to the Partnership within the Parent’s consolidated group in a transaction under common control. The accompanying combined statements of operations also includes expense allocations for certain functions historically performed by our Parent, including allocations of general corporate expenses related to finance, legal, information technology, human resources, communications, ethics and compliance, shared services, employee benefits and incentives, insurance, and share-based compensation. The portion of expenses that are specifically identifiable are directly expensed to Ho-Ho, with the remainder allocated on the basis of fixed assets, headcount, labor or other measure. Our management believes the assumptions underlying the accompanying combined financial statements, including the assumptions regarding allocation of expenses from the Parent, are reasonable. Nevertheless, the accompanying combined financial statements may not include all of the expenses that would have been incurred had we been a stand-alone company during the periods presented and may not reflect our combined results of operations, financial position and cash flows had we been a stand-alone company during the periods presented. See details of related party transactions at Note 7 Related Party Transactions.

HO-HO

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

We do not maintain separate bank accounts. The cash generated and used by our operations is deposited to SPLC’s centralized account which is comingled with the cash of other pipeline entities controlled by SPLC. SPLC funds our operating and investing activities as needed. Accordingly, we did not record any cash and cash equivalents held by SPLC on our behalf for any period presented. We reflected the cash generated by our operations and expenses paid by our Parent on our behalf of our operations as a component of Net parent investment on the accompanying combined balance sheets, combined statements of changes in net parent investment, and as part of “Net contributions from (distributions to) Parent” on the accompanying combined statements of cash flows.

The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP).

Restatement of Previously Issued Financial Statements

Management identified an error in our previously issued combined financial statements resulting in the correction of the audited combined financial statements for the year ended December 31, 2013. As a result of the error, revenue and net income were understated by $2.8 million and net parent investment and total assets were understated by $1.9 million for the year ended December 31, 2013, after giving effect to certain payments made on accounts receivable. The error was the result of revenue attributable to us that was instead recorded by administrative error to an unrelated pipeline system owned by an affiliate. The error, which impacted the fourth quarter of 2013, resulted from a manual data entry mistake. Management has concluded that the previously issued combined financial statements for the year ended December 31, 2013 are materially misstated and require restatement. The schedule below provides a summary of the impact of the restatement adjustments on our combined balance sheet, statement of operations, statement of changes in net parent investment and statement of cash flows.

	Ho-Ho Year Ended December 31, 2013
	(in millions of dollars)
	As Previously Reported	Adjustment	As Restated
Statement of Operations:
Revenue—third parties	$44.8	$0.8	$45.6
Revenue—related parties	46.8	2.0	48.8
Total revenue	91.6	2.8	94.4
Net income	36.5	2.8	39.3

Balance Sheet:
Accounts receivable—third parties, net	$4.6	$0.2	$4.8
Accounts receivable—related parties	11.2	0.7	11.9
Allowance oil	9.0	1.0	10.0
Total current assets	26.8	1.9	28.7
Total assets	250.3	1.9	252.2
Net parent investment	212.6	1.9	214.5
Total liabilities and net parent investment	250.3	1.9	252.2

Statement of Changes in Net Parent Investment:
Net income	$36.5	$2.8	$39.3
Net contributions from Parent	57.5	(0.9)	56.6
Balance, end of year	212.6	1.9	214.5

Statement of Cash Flows:
Net income	$36.5	$2.8	$39.3
Accounts receivable	(2.0)	(0.2)	(2.2)
Accounts receivable from related parties	7.3	(0.7)	6.6
Allowance oil	(3.8)	(1.0)	(4.8)
Net cash provided by operating activities	25.1	0.9	26.0
Net contributions from Parent	57.5	(0.9)	56.6
Net cash provided by financing activities	57.5	(0.9)	56.6

HO-HO

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

2. Summary of Significant Accounting Policies

Principles of Combination

Our combined financial statements include the accounts of the Ho-Ho pipeline business. The assets and liabilities in the accompanying combined financial statements have been reflected on a historical basis. All significant intercompany accounts and transactions within the Ho-Ho pipeline business are eliminated upon combination.

HO-HO

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Regulation

Certain of Ho-Ho’s businesses are subject to regulation by various authorities including, but not limited to FERC. Regulatory bodies exercise statutory authority over matters such as construction, rates and ratemaking and agreements with customers.

Net Parent Investment

In the accompanying combined balance sheets, Net parent investment represents SPLC’s historical investment in us, our accumulated net earnings, and the net effect of transactions with, and allocations from, SPLC and Shell Oil Company.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying combined financial statements and notes. Actual results could differ from those estimates.

Revenue Recognition

Our revenues are primarily generated from crude oil transportation. In general, we recognize revenue from customers when all of the following criteria are met: 1) persuasive evidence of an exchange arrangement exists; 2) delivery has occurred or services have been rendered; 3) the price is fixed or determinable; and 4) collectability is reasonably assured. We record revenue for crude oil transportation services over the period in which they are earned (i.e., either physical delivery of product has taken place or the services designated in the contract have been performed). Revenue from transportation services is recognized upon delivery. We accrue revenue based on services rendered but not billed for that accounting month. Additionally, we provide crude storage rental services to third parties and related parties under long-term contracts.

As a result of FERC regulations, revenues we collect may be subject to refund. We establish reserves for these potential refunds based on actual expected refund amounts on the specific facts and circumstances. We had no reserves for potential refunds as of December 31, 2013 and 2012.

Our FERC-approved transportation services agreements on Zydeco entitle the customer to a specified amount of guaranteed capacity on a pipeline. This capacity cannot be pro-rated even if the pipeline is oversubscribed. In exchange, the customer makes a specified monthly payment regardless of the volume transported. If the customer does not ship its full guaranteed volume in a given month, it makes the full monthly cash payment and may ship the unused volume in a later month for no additional cash payment for up to 12 months, subject to availability on the pipeline. If there is insufficient capacity on the pipeline to allow the unused volume to be shipped, the customer forfeits its right to ship such unused volume.

We refer to our transportation services agreements as “FERC-approved transportation services agreements.” Cash collected from customers for shortfalls under these agreements are recorded as deferred revenue. The Company recognizes deferred revenue under these arrangements into revenue once all contingencies or potential performance obligations associated with the related volumes have either (1) been satisfied through the transportation of future excess volumes of crude oil, or (2) expired (or lapsed) through the passage of time pursuant to the terms of the ship or pay contract. Because the expiration of a customer’s right to utilize shortfall payments is twelve months or less, we classify deferred revenue as a short term liability. There was no such balance as of December 31, 2013 and 2012.

Our long-term transportation agreements and tariffs for crude oil transportation include a product loss allowance, or PLA. PLA is intended to assure proper measurement of the crude oil despite solids, water, evaporation and variable crude types that can cause mismeasurement. The PLA provides additional revenue for us if product losses on our pipelines are within the allowed levels, and we are required to compensate our

HO-HO

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

customers for any product losses that exceed the allowed levels. We take title to any excess loss allowance when product losses are within an allowed level, and we convert that product to cash several times per year at prevailing market prices to a related party.

For the years ended December 31, 2013 and 2012, our transportation and allowance oil revenue from third parties was $43.9 million and $56.4 million, respectively; our transportation and allowance oil revenue from related parties was $43.6 million and $50.8 million, respectively; our storage services revenues from third parties were $1.7 million and zero, respectively; our storage services revenues from related parties was $5.2 million and $5.8 million, respectively.

Property, Plant and Equipment

Our property, plant and equipment is recorded at its historical cost of construction or, upon acquisition, at either the fair value of the assets acquired or the cost to the entity that placed the asset in service. Expenditures for major renewals and betterments are capitalized while those minor replacement, maintenance, and repairs which do not improve or extend asset life are expensed when incurred. For constructed assets, we capitalize all construction-related direct labor and material costs, as well as indirect construction costs.

We use the straight-line method to depreciate property, plant and equipment based on the estimated useful life of the asset. We report gains or losses on dispositions of fixed assets as “Loss (gain) from disposition of fixed assets” in the accompanying combined statements of operations.

Impairment of Long-lived Assets

We evaluate long lived assets of identifiable business activities for impairment when events or changes in circumstances indicate, in our management’s judgment, that the carrying value of such assets may not be recoverable. These events include market declines that are believed to be other than temporary, changes in the manner in which we intend to use a long-lived asset, decisions to sell an asset and adverse changes in the legal or business environment such as adverse actions by regulators. If an event occurs, which is a determination that involves judgment, we evaluate the recoverability of our carrying values based on the long-lived asset’s ability to generate future cash flows on an undiscounted basis. When an indicator of impairment has occurred, we compare our management’s estimate of forecast discounted future cash flows attributable to the assets to the carrying value of the assets to determine whether the assets are recoverable (i.e. the discounted future cash flows exceed the net carrying value of the assets). If the assets are not recoverable, we determine the amount of the impairment recognized in the financial statements by estimating the fair value of the assets and recording a loss for the amount that the carrying value exceeds the estimated fair value. We determined that there were no asset impairments in 2013 or 2012.

Allowance Oil

A PLA factor per barrel is incorporated into applicable crude oil tariffs to cover evaporation and other loss in transit. Allowance oil represents the net difference between the tariff PLA volumes and the actual volumetric losses. Our allowance oil is valued at cost using the average market price of the relevant type of crude oil during the month product was transported.

As of December 31, 2013 and 2012, allowance oil on the balance sheet is $10.0 million and $5.2 million, respectively. Gains and losses from the conversion of allowance oil to cash are included in Revenue in the accompanying combined statements of operations. Gains and losses from pipeline operations that relate to allowance oil is recorded in Operations and maintenance in the accompanying combined statements of operations.

HO-HO

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Accounts Receivable and Allowance for Doubtful Receivables

Accounts receivable represent valid claims against customers for products sold or services rendered, net of allowances for doubtful accounts. We assess the creditworthiness of our counterparties on an ongoing basis and require security, including prepayments and other forms of collateral, when appropriate. We establish provisions for losses on accounts receivable due from shippers and operators if we determine that we will not collect all or part of the outstanding balance. Outstanding customer receivables are regularly reviewed for possible nonpayment indicators, and allowances for doubtful accounts are recorded based upon management’s estimate of collectability at each balance sheet date. As of December 31, 2013 and 2012, our allowance for doubtful accounts was not material.

Income Taxes

Ho-Ho was not a standalone entity for income tax purposes and was included as part of SPLC. SPLC is a disregarded entity for income tax purposes and is not subject to either federal income taxes or generally to state income taxes. Therefore, we have excluded income taxes from the accompanying combined financial statements, except for certain state margin taxes of $0.1 million and $0.1 million for the years ended December 31, 2013 and 2012 respectively, which is reflected in Property and other taxes in the accompanying combined statements of operations.

Asset Retirement Obligations

Asset retirement obligations represent legal and constructive obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the asset. We record liabilities for obligations related to the retirement and removal of long-lived assets used in our businesses at fair value on a discounted basis when they are incurred and can be reasonably estimated. Amounts recorded for the related assets are increased by the amount of these obligations. Over time, the liabilities increase due to the change in their present value, and the initial capitalized costs are depreciated over the useful lives of the related assets. The liabilities are eventually extinguished when settled at the time the asset is taken out of service.

We continue to evaluate our asset retirement obligations and future developments could impact the amounts we record. The demand for our pipeline depends on the ongoing demand to move crude oil through the system. Although the individual assets that constitute Ho-Ho will be replaced as needed, the pipeline will continue to exist for an indefinite useful life. As such, there is uncertainty around the timing of any asset retirement activities. As a result, we determined that there is not sufficient information to make a reasonable estimate of the asset retirement obligations for our assets and we have not recognized any asset retirement obligations as of December 31, 2013 and 2012.

Pensions and Other Postretirement Benefits

We do not have our own employees. Employees that work on our pipeline are employees of SPLC and we share employees with other SPLC-controlled and non-controlled entities. For presentation of these accompanying combined financial statements, our portion of payroll costs and employee benefit plan costs have been allocated to us as a charge to us by SPLC and Shell Oil Company. Shell Oil Company sponsors various employee pension and postretirement health and life insurance plans. For purposes of these accompanying combined financial statements, we are considered to be participating in multiemployer benefit plans of Shell Oil Company. We participate in the following defined benefits plans: Shell Oil Pension Plan, Alliance Pension Plan, Shell Oil Retiree Health Care Plan, and Pennzoil-Quaker State Retiree Medical & Life Insurance. As a participant in

HO-HO

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

multiemployer benefit plans, we recognize as expense in each period an allocation from Shell Oil Company, and we do not recognize any employee benefit plan assets or liabilities. See Note 7 Related Party Transactions for total pension and benefit expenses under these plans.

Legal

We are subject to litigation and regulatory proceedings as the result of our business operations and transactions. We utilize both internal and external counsel in evaluating our potential exposure to adverse outcomes from orders, judgments or settlements. In general, we expense legal costs as incurred. When we identify specific litigation that is expected to continue for a significant period of time, is reasonably possible to occur and may require substantial expenditures, we identify a range of possible costs expected to be required to litigate the matter to a conclusion or reach an acceptable settlement, and we accrue for the lower end of the range. To the extent that actual outcomes differ from our estimates, or additional facts and circumstances cause us to revise our estimates, our earnings will be affected.

Environmental Matters

We are subject to federal, state, and local environmental laws and regulations. Environmental expenditures are expensed or capitalized depending on their economic benefit. We expense costs such as permits, compliance with existing environmental regulations, remedial investigations, soil sampling, testing and monitoring costs required to meet applicable environmental laws and regulations where prudently incurred or determined to be reasonably possible in the ordinary course of business. We are permitted to recover such expenditure through tariff rates charged to customers. We also expense costs that relate to an existing condition caused by past operations, which do not contribute to current or future revenue generation. We discount environmental liabilities to a net present value, and we record environmental liabilities when environmental assessments and/or remedial efforts are probable and we can reasonably estimate the costs. Generally, our recording of these accruals coincides with our completion of a feasibility study or our commitment to a formal plan of action. We recognize receivables for anticipated associated insurance recoveries when such recoveries are deemed to be probable. We do not use regulatory accounting principles.

In 2013, the West Columbia pipeline experienced a release in which approximately 940 barrels of oil released in the vicinity of the pipeline. We incurred $12.1 million in costs due to several large maintenance projects related to the containment of this incident at the West Columbia pipeline during 2013. In addition, we have accrued $1.3 million for environmental liabilities associated with this pipeline at December 31, 2013. Additional cleanup costs unrelated to West Columbia were $1.5 million in 2013. There were no environmental liabilities as of December 31, 2012.

We routinely conduct reviews of potential environmental issues and claims that could impact our assets or operations. These reviews assist us in identifying environmental issues and estimating the costs and timing of remediation efforts. In making environmental liability estimations, we consider the material effect of environmental compliance, pending legal actions against us and potential third-party liability claims. Often, as the remediation evaluation and effort progresses, additional information is obtained, requiring revisions to estimated costs. These revisions are reflected in our income in the period in which they are probable and reasonably estimable.

HO-HO

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Other Contingencies

We recognize liabilities for other contingencies when we have an exposure that, when fully analyzed, indicates it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. Where the most likely outcome of a contingency can be reasonably estimated, we accrue a liability for that amount. Where the most likely outcome cannot be estimated, a range of potential losses is established and if no one amount in that range is more likely than any other, the lower end of the range is accrued.

Fair Value Estimates

We develop estimates of fair value to assess impairment of long-lived assets. We have utilized all available information to make these fair value determinations. The estimated fair value of accounts receivable, accounts payable, and accrued liabilities approximate their carrying values due to their short term nature.

Net income per unit

During the periods presented, we were 100% owned by SPLC. Accordingly, we have not presented net income per unit.

3. Recent Accounting Pronouncements

We have considered all new accounting pronouncements and concluded there are no new pronouncements that may have a material impact on the results of operations, financial condition or cash flows, based on current information.

4. Accounts Receivable

Accounts receivable from third parties consist of the following at December 31 (in millions of dollars):

	December 31,
	2013	2012
	(As Restated)
Trade customers	$4.9	$2.7
Allowance for doubtful accounts	(0.1)	(0.1)

Accounts receivable from third parties, net	$4.8	$2.6

HO-HO

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

5. Property, Plant and Equipment

Property, plant and equipment consist of the following at December 31 (in millions of dollars):

	Depreciable Life	December 31,
		2013	2012
Land	—	$0.7	$0.7
Building and improvements	10 – 40 Years	8.2	8.3
Pipeline and equipment	10 – 30 Years	257.0	131.3
Other	5 – 25 Years	5.2	1.9

		271.1	142.2
Less: Accumulated depreciation		(54.8)	(49.4)

		216.3	92.8
Construction in progress		7.2	14.6

Property, plant and equipment, net		$223.5	$107.4

Depreciation expense on property, plant and equipment of $6.9 million and $5.8 million is included in cost and expenses in the accompanying combined statements of operations for the years ended December 31, 2013 and 2012, respectively.

In August 2013, we sold to Magellan Midstream Partners (“Magellan’) our West Columbia pipeline in east Houston, a 16-inch diameter crude oil pipeline that is approximately 15 miles long and originates at Genoa Junction and terminates at Magellan’s crude oil and refined products distribution terminal in East Houston, Texas. We recorded a $20.8 million gain related to the sale.

6. Accrued Liabilities

Accrued liabilities consist of the following at December 31 (in millions of dollars):

	December 31,
	2013	2012
Transportation, project engineering	$27.2	$10.8
Environmental accruals	1.3	—
Property taxes	0.6	1.2
Other accrued liabilities	0.2	0.5

Accrued liabilities	$29.3	$12.5

7. Related Party Transactions

Related party transactions included transactions with our Parent and our Parents’ affiliates including those entities that our Parent has an ownership interest in but does not have control.

Cash Management Program

Ho-Ho participates in its Parent’s centralized cash management and funding system. Our working capital and capital expenditure requirements have historically been part of the corporate-wide cash management program for the Parent. As part of this program, SPLC maintains all cash generated by Ho-Ho’s operations and

HO-HO

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

cash required to meet Ho-Ho’s operating and investing needs is provided by SPLC as necessary. Net cash generated by or used by Ho-Ho’s operations are reflected as a component of Net parent investment on the accompanying combined balance sheets and as “Net contributions from (distributions to) Parent” on the accompanying combined statements of cash flows. No interest income has been recognized on net cash kept by the Parent since, historically, Ho-Ho has not charged interest on intercompany balances.

All significant intercompany transactions between us and SPLC have been included in these accompanying combined financial statements and are considered to be effectively settled for cash in the accompanying combined financial statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions represents capital contributions from or distributions to the Parent and therefore is reflected in the accompanying combined statements of cash flow as a financing activity, in the accompanying combined statements of change in net parent investment as “Net contributions from (distributions to) Parent”, and in the accompanying combined balance sheets as Net parent investment.

Other Related Party Balances

We had accounts receivable with related parties other than SPLC arising in the ordinary course of business of approximately $11.9 million and $18.5 million as of December 31, 2013 and 2012, respectively.

Related Party Revenues and Expenses

We provide crude oil transportation and storage services to related parties under long-term contracts. We entered into these contracts in the normal course of our business and the services are based on the same terms as third parties. Revenues related to the transportation of crude oil and allowance oil for related parties were approximately $43.6 million and $50.8 million for each of the years ended December 31, 2013 and 2012, respectively. Revenues related to storage services from related parties were approximately $5.2 million and $5.8 million for each of the years ended December 31, 2013 and 2012, respectively.

Historically, Shell Oil Company, SPLC and its related parties performed certain services which directly and indirectly supported Ho-Ho’s operations. Personnel and operating costs incurred by our Parent on our behalf were charged to Ho-Ho and are included in either general and administrative expenses or operations and maintenance expenses, depending on the nature of the employee’s role in our operations in the accompanying combined statement of operations. Shell Oil Company and SPLC also performs certain general corporate functions for Ho-Ho related to finance, legal, information technology, human resources, communications, ethics and compliance, and other shared services. During 2013 and 2012, Ho-Ho was allocated $11.1 million and $10.0 million, respectively, of indirect general corporate expenses incurred by Shell Oil Company and SPLC which are included within general and administrative expenses in the accompanying combined statements of operations. These allocated corporate costs relate primarily to the wages and benefits of Shell Oil Company and SPLC employees that support our operations. Expenses incurred by our Parent on our behalf have been allocated to us on the basis of direct usage when identifiable. Where costs incurred by our Parent could not be determined to relate to Ho-Ho by specific identification, these costs were primarily allocated to us on the basis of headcount, labor or other measure. The expense allocations have been determined on a basis that both the Parent and Ho-Ho consider to be a reasonable reflection of the utilization of services provided or the benefit received by us during the periods presented. The allocations may not, however, fully reflect the expenses Ho-Ho would have incurred as a separate, publicly-traded company for the periods presented. All employees performing services on behalf of our operations are employees of SPLC, a subsidiary of Shell Oil Company. Included in the table below within costs and expenses are costs of such employees.

HO-HO

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

We are covered by the insurance policies of SPLC. As of December 31, 2013 and 2012, our allocated prepaid insurance balance was $2.0 million and $1.5 million, respectively. Our insurance expense was $3.4 million and $2.6 million for the years ended December 31, 2013 and 2012, respectively, which was included within general and administrative expenses in the accompanying combined statement of operations.

The following table shows related party expenses, including personnel costs described above, incurred by Shell Oil Company and SPLC on our behalf that are reflected in the accompanying combined statements of operations for the years ended December 31 (in millions of dollars):

	Year ended December 31,
	2013	2012
Operations and maintenance	$15.0	$13.3
General and administrative	11.1	10.0

Pension and retirement savings plans

Employees who directly or indirectly support our operations participate in the pension, postretirement health and life insurance, and defined contribution benefit plans sponsored by our Parent, which includes other Parent subsidiaries. Our share of pension and postretirement health and life insurance costs for 2013 and 2012 was $3.1 million and $3.2 million respectively. Our share of defined contribution plan costs for 2013 and 2012 was $1.2 million and $0.9 million, respectively. Pension and defined contribution benefit plan expenses are included in either general and administrative expenses or operations and maintenance expenses in the accompanying combined statement of operations, depending on the nature of the employee’s role in our operations.

Share-based compensation

Our Parent’s incentive compensation programs primarily consist of share awards, restricted share awards or cash awards (any of which may be a performance award). The Performance Share Plan (PSP) was introduced in 2005 by our Parent. Conditional awards of RDS shares are made under the terms of the PSP to some 15,000 employees each year. The extent to which the awards vest is determined over a three-year performance period. Half of the award is linked to the key performance indicators, averaged over the period. For the PSP awards made prior to 2010, the other half of the award was linked to the relative total shareholder return over the period compared with four main competitors of RDS. For awards made in 2010 and onwards, the other half of the award is linked to a comparison with four main competitors of RDS over the period on the basis of four relative performance measures. All shares that vest are increased by an amount equal to the notional dividends accrued on those shares during the period from the award date to the vesting date. None of the awards results in beneficial ownership until the shares are delivered.

Under the PSP, awards are made on a highly selective basis to senior personnel. Shares are awarded subject to a three-year vesting period. All shares that vest are increased by an amount equal to the notional dividends accrued on those shares during the period from the award date to the vesting date.

Certain Parent employees supporting Ho-Ho’s operations as well as other RDS operations were historically granted these types of awards. These share based compensation costs have been allocated to Ho-Ho as part of the cost allocations from its Parent. These costs totaled $0.2 million and $0.2 million for 2013 and 2012, respectively. Share-based compensation expense is included in general and administrative expenses in the accompanying combined statement of operations.

HO-HO

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

8. Transactions with Major Customers and Concentration of Credit Risk

The following table shows revenues from third party customers that accounted for 10% or a greater share of combined revenues for each of the two years ended December 31 (in millions of dollars):

	2013	2012
Customer A	$14.6	$15.7

The following table shows accounts receivable from third party customers that accounted for 10% or a greater share of combined accounts receivable, net for each of the two years ended December 31 (in millions of dollars):

	2013	2012
	(As Restated)
Customer A	$1.1	$0.1
Customer B	0.2	0.5
Customer C	1.3	—
Customer D	0.5	—

We have a concentration of revenues and trade receivables due from customers in the same industry, our Parent’s affiliates, integrated oil companies, and independent exploration, production and refining companies. These concentrations of customers may impact our overall exposure to credit risk as they may be similarly affected by changes in economic, regulatory and other factors. We manage our exposure to credit risk through credit analysis, credit limit approvals and monitoring procedures, and for certain transactions, we may request letters of credit, prepayments or guarantees. As of December 31, 2013 and 2012, there were no such arrangements.

9. Commitments and Contingencies

Legal Proceedings

Our Parent and certain affiliates are named defendants in lawsuits and governmental proceedings that arise in the ordinary course of our business. For each of our outstanding legal matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. While there are still uncertainties related to the ultimate costs we may incur, based upon our evaluation and experience to date, we do not expect that the ultimate resolution of these matters will have a material adverse effect on our financial position, operating results, or cash flows.

Other Commitments

We hold cancelable easements or rights-of-way arrangements from landowners permitting the use of land for the construction and operation of our pipeline systems. Obligations under these easements are not material to the results of our operations.

HO-HO

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Ho-Ho is also obligated under various long-term and short-term non-cancellable operating leases, primarily related to tank farm land leases. Several of the leases provide for renewal terms. As of December 31, 2013, we have the following long-term lease obligation related to tank farm land lease (in millions of dollars):

	Total	Less than 1 year	Years 2 to 3	Years 4 to 5	More than 5 years
Operating lease for land	$2.3	$0.5	$1.1	$0.7	—

10. Subsequent Events

Subsequent events were evaluated through March 13, 2014, the date on which the financial statements of our parent Royal Dutch Shell plc were issued, for potential recognition, and through June 16, 2014, the date on which our financial statements were available to be issued for disclosure in the accompanying combined financial statements.

Expansion of Ho-Ho

We are currently working on expansions to Ho-Ho, enhancements of Ho-Ho’s connectivity to terminals and extensive upgrades such as valve replacements, new pumps and comprehensive integrity testing.